Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-109291 and No. 333-111856) pertaining to the AMIS Holdings, Inc.’s Amended and Restated 2000 Equity Incentive Plan and Restated Employee Stock Purchase Plan, respectively, of our reports dated February 27, 2007, with respect to the consolidated financial statements of AMIS Holdings, Inc., AMIS Holdings, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of AMIS Holdings, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

Salt Lake City, Utah

February 27, 2007